Exhibit 10.1

InKine Pharmaceutical Company, Inc. Long-Term Incentive Plan

1.	Plan Objective

The InKine Pharmaceutical Company, Inc. Long-Term Incentive Plan (the “Plan”) is designed to encourage results-oriented actions on the part of members of the executive management team and other key employees of InKine Pharmaceutical Company, Inc. (the “Company”). The Plan is intended to align closely financial rewards to executive employees with the achievement of specific performance objectives by the Company.

2.	Definitions

(a) “Administrator” shall mean the Committee.

(b) “Award” shall mean the incentive award earned by a Participant under the Plan for a Performance Period, if any.

(c) “Code” shall mean the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

(d) “Committee” shall mean the Compensation Committee of the Board of Directors of the Company.

(e) “Company” shall mean InKine Pharmaceutical Company, Inc.

(f) “Officer” shall mean an employee who is an officer of the Company for purposes of section 162(m) of the Code.

     (g)     “Participant” shall mean members of the executive management team and other key employees of the Company designated by the Administrator as eligible to participate in the Plan for a Performance Period.

(h) “Performance Goals” shall mean the specific performance objectives established by the Administrator for a Performance Period in accordance with Section 5.

     (i)     “Performance Period” shall mean, unless the Administrator determines otherwise, a period of three calendar years beginning on January 1 of the first calendar year and ending on December 31 of the third calendar year.

(j) “Plan” shall mean the InKine Pharmaceutical Company, Inc. Long-Term Incentive Plan, as set forth herein and as may be amended from time to time.

(k) “Target Award” shall have the meaning as defined in Section 5 below.

3.	Eligibility

Members of the executive management team of the Company and other key employees of the Company are eligible to participate in the Plan. The Administrator shall designate which employees shall participate in the Plan for each Performance Period.

4.	Administration

(a) The Plan shall be administered by the Committee. The Committee shall be comprised of at least two outside directors, as that term is defined in section 162(m) of the Code.

     (b)     The Administrator shall have full power and authority to establish the rules and regulations relating to the Plan, to interpret the Plan and those rules and regulations, to select Participants for the Plan, to determine each Participant’s Target Award, Performance Goals and actual Award, to make all factual and other determinations in connection with the Plan, and to take all other actions necessary or appropriate for the proper administration of the Plan, including the delegation of such authority or power, where appropriate.

     (c)     All powers of the Administrator shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals. The Administrator’s administration of the Plan, including all such rules and regulations, interpretations, selections, determinations, approvals, decisions, delegations, amendments, terminations and other actions, shall be final and binding on the Company and all employees of the Company, including the Participants and their respective beneficiaries.

5.	Target Awards and Performance Goals

     (a)     At the beginning of each Performance Period as designated by the Administrator, the Administrator shall establish for each Participant a Target Award, which shall be expressed as a percentage of base salary. Target Awards will be based on a number of factors, including, but not limited to, (i) market competitiveness of the position, (ii) job level, (iii) base salary level, (iv) past individual performance, and (v) expected contribution to future Company performance and business impact. The Administrator shall also establish for each Officer a maximum Award that may be paid for the Performance Period. The maximum amount for Officers shall remain fixed for the entire Performance Period.

     (b)     At the beginning of each Performance Period, the Administrator shall establish for each Participant Performance Goals that must be met in order for an Award to be payable for the Performance Period. The Administrator shall establish in writing: (i) the Performance Goals that must be met, (ii) the threshold, target and maximum amounts that may be paid if the Performance Goals are met, and (iii) any other conditions that the Administrator deems appropriate and consistent with the Plan and, in the case of Officers, section 162(m) of the Code. The Administrator shall establish objective Performance Goals for each Participant related to the Participant’s business unit or the performance of the Company and its parents, subsidiaries and affiliates as a whole, or any combination of the foregoing. The Administrator may also establish subjective Performance Goals for Participants; provided that, for Officers, the subjective Performance Goals may only be used to reduce, and not increase, the Award otherwise payable under the Plan.

     The Administrator shall notify each Participant of his or her Target Award and the Performance Goals for the Performance Period. In addition, unless the Administrator determines otherwise, at the time the Administrator communicates to a Participant the amount of his Target Award, the Participant may elect to receive up to 50% of the payment of his or her Award for the Performance Period, if any, in cash. If the Participant fails to make an election, the entire amount of the Participant’s Award, if any, shall be made in shares of common stock of the Company as described in Section 5.

     (c)     The objectively determinable Performance Goals shall be based on one or more of the following criteria related to the Participant’s business unit or the performance of the Company and its parents, subsidiaries and affiliates as a whole, or any combination of the foregoing: stock price, earnings per share, EBITDA (earnings before interest, taxes, depreciation and amortization), net earnings, operating or other earnings, profits, revenues, net cash flow, financial return ratios, return on assets, shareholder return, return on equity, growth in assets, unit volume, sales, market share, drug discovery or other scientific goals, pre-clinical or clinical goals, regulatory approvals, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets, goals relating to acquisitions or divestitures, or strategic partnerships as well as industry indices.

     (d)     For Officers, the Administrator must establish the Target Awards and Performance Goals no later than the earlier of (i) 90 days after the beginning of the Performance Period or (ii) the date on which 25% of the Performance Period has been completed, or such other date as may be required or permitted under applicable regulations under section 162(m) of the Code. The Performance Goals for each Officer for each Performance Period are intended to satisfy the requirements for “qualified performance-based compensation” under section 162(m) of the Code, including the requirement that the achievement of the Performance Goals be substantially uncertain at the time they are established and that the Performance Goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the Performance Goals have been met and the amount of the Award payable to the Participant under the Plan, if any.

     (e)     Each Participant will earn an Award for a Performance Period based on the level of achievement of the Performance Goals established by the Administrator. The Administrator may adjust, upward or downward, the Award for each Participant who is not an Officer, based on the Administrator’s determination of the Participant’s achievement of personal and other Performance Goals established by the Administrator and other factors as the Administrator determines. The Administrator may reduce (but not increase) the Award for each Officer based on the Administrator’s determination of the Participant’s achievement of personal and other Performance Goals established by the Administrator and other factors as the Administrator determines. The Administrator shall not be authorized to increase the amount of any Award of an Officer that would otherwise be payable pursuant to the terms of the Plan.

     (f)     The maximum Award that may be paid to an Officer for a Performance Period shall not exceed two times the Officer’s Target Award. The Administrator may establish a lower maximum Award for an Officer as it deems necessary or appropriate.

6.	Payment of Incentive Awards

     (a)     The Administrator shall certify and announce to the Participants the Awards that will be paid by the Company as soon as practicable following the final determination of the Company’s financial results for the Performance Period. Payment of the Awards certified by the Administrator shall be made in cash, in shares of Company common stock, or a combination of the two, if elected by the Participant in accordance with Section 4(b), as soon as practicable following the close of the Performance Period, but in any event within two and one-half months after the close of the Performance Period. Prior to the payment of any Award under the Plan, the Administrator shall certify in writing that the Performance Goals and other material terms were satisfied. The distribution of Company common stock shall be made in accordance with the InKine Pharmaceutical Company, Inc. 2004 Equity Compensation Plan.

     (b)     Participants must be employed on the last day of the Performance Period to be eligible for an Award from the Plan, except as described in subsection (c) below. Participants who terminate employment prior to the last day of the Performance Period will not be eligible for any Award payment for that Performance Period, except as the Administrator may otherwise determine.

     (c)     Unless the Administrator determines otherwise, Participants who die, become disabled under a Company-sponsored disability program, or who retire under a Company-sponsored retirement program during the Performance Period will be eligible for a prorated Award based on the achievement of the Performance Goals for the Performance Period and appropriate adjustment as described in Section 4. The prorated Award will be calculated from the date when they became eligible for the Plan to the date of death or retirement. Payment will be made in a single payment at the same time as all other Awards for the Performance Period are distributed. In the case of the death of a Participant, any Award payable to the Participant shall be paid to his or her beneficiary. For this purpose, the Company will use the beneficiary named under the Company-sponsored life insurance plan. If no life insurance beneficiary is designated, the beneficiary will be the decedent’s estate.

(d) The Administrator may establish appropriate terms and conditions to accommodate newly hired and transferred employees, consistent, in the case of Officers, with section 162(m) of the Code.

7.	Changes to Performance Goals and Target Awards

At any time prior to the final determination of Awards for Participants other than Officers, the Administrator may adjust the Performance Goals and Target Awards to reflect a change in corporate capitalization (such as a stock split or stock dividend), or a corporate transaction (such as a merger, consolidation, separation, reorganization or partial or complete liquidation), or to reflect equitably the occurrence of any extraordinary event, any change in applicable accounting rules or principles, any change in the Company’s method of accounting, any change in applicable law, any change due to any merger, consolidation, acquisition, reorganization, stock split, stock dividend, combination of shares or other changes in the Company’s corporate structure or shares, or any other change of a similar nature. The Administrator may make the foregoing adjustments with respect to Officers’ Awards to the extent the Administrator deems appropriate, considering the requirements of section 162(m) of the Code.

8.	Amendments and Termination

     (a)     The Company may at any time amend or terminate the Plan by action of the Committee; provided, however, that the Committee shall not amend the Plan without shareholder approval if such approval is required by section 162(m) of the Code or other applicable legal or regulatory standards. Without limiting the foregoing, the Company, by action of the Administrator, shall have the right to modify the terms of the Plan as may be necessary or desirable to comply with the laws or local customs of countries in which the Company operates or has employees.

     (b)     The Plan must be reapproved by the shareholders no later than the first shareholders meeting that occurs in the fifth year following the year in which the shareholders previously approved the Plan, or at such other times, if any, if required by section 162(m) of the Code or the regulations thereunder.

9.	Miscellaneous Provisions

     (a)     This Plan is not a contract between the Company and the Participants. Neither the establishment of this Plan, nor any action taken hereunder, shall be construed as giving any Participant any right to be retained in the employ of the Company or any of its subsidiaries. Nothing in the Plan, and no action taken pursuant to the Plan, shall affect the right of the Company to terminate a Participant’s employment at any time and for any or no reason. The Company is under no obligation to continue the Plan.

     (b)     A Participant’s right and interest under the Plan may not be assigned or transferred, except as provided in Section 5(c) of the Plan upon death, and any attempted assignment or transfer shall be null and void and shall extinguish, in the Company’s sole discretion, the Company’s obligation under the Plan to pay Awards with respect to the Participant. The Company’s obligations under the Plan may be assigned to any corporation which acquires all or substantially all of the Company’s assets or any corporation into which the Company may be merged or consolidated.

     (c)     The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund, or to make any other segregation of assets, to assure payment of Awards. The Company’s obligations hereunder shall constitute a general, unsecured obligation, Awards shall be paid solely out of the Company’s general assets, and no Participant shall have any right to any specific assets of the Company.

(d) The Company shall have the right to deduct from Awards any and all federal, state and local taxes or other amounts required by law to be withheld.

     (e)     It is the intent of the Company that the Plan and Awards under the Plan for Officers comply with the applicable provisions of sections 162(m) of the Code. To the extent that any legal requirement of section 162(m) of the Code as set forth in the Plan ceases to be required under section 162(m) of the Code, that Plan provision shall cease to apply.

     (f)     The Company’s obligation to pay compensation as herein provided is subject to any applicable orders, rules or regulations of any government agency or office having authority to regulate the payment of wages, salaries, and other forms of compensation.

(g) The validity, construction, interpretation and effect of the Plan shall exclusively be governed by and determined in accordance with the laws of the Commonwealth of Pennsylvania.

10.	Effective Date.

The Plan will become effective as of March 19, 2005, subject to the approval of shareholders at the 2005 Annual Meeting of Shareholders, and no payments shall be made pursuant to the Plan until after the Plan has been approved by the shareholders of the Company.